Exhibit 99.1

For Immediate Release

Contacts:

Jean Suzuki	Brunswick Group
Investor Relations	Steve Lipin/ Cindy Leggett-Flynn
(650) 454-2648	(212) 333-3810
jean.suzuki@facetbiotech.com

FACET BIOTECH CONFIRMS RECEIPT OF BIOGEN IDEC LETTER

Redwood City, Calif., September 4, 2009 — Facet Biotech Corporation (Nasdaq: FACT) confirms that it is in receipt of Biogen Idec Inc.’s (Nasdaq: BIIB) letter dated September 4, 2009 offering $14.50 per share for all of the outstanding shares of Facet.

Facet’s board of directors, in consultation with its financial and legal advisors, previously rejected Biogen Idec’s all-cash offer of $15 per share as not in the best interests of stockholders. Facet’s board of directors will respond promptly to Biogen Idec’s more recent proposal of $14.50 per share and the company urges stockholders to await a further response from Facet before making any decisions.

The full text of Facet’s August 25, 2009 response to Biogen Idec’s prior proposal is set forth below.

August 25, 2009

Mr. James C. Mullen

Biogen Idec, Inc.

14 Cambridge Center

Cambridge, MA 02142

Dear Jim:

We are in receipt of your letter dated August 21, 2009.

The Facet Biotech board of directors, with the assistance of its financial and legal advisors, has carefully considered your expression of interest to acquire our Company and has determined that is not in our stockholders’ best interest to pursue such a transaction on the terms you have offered.

Our board and management remain firmly committed to increasing the value of the Company to our stockholders.  We believe our development programs, our collaborations and our technology capabilities continue to represent substantial potential value for our stockholders.

As you well know, net of cash, your offer places negligible value on, among other things: daclizumab, on which our companies have been partnered for four years, and which we recently decided jointly with you to advance into phase 3; our pipeline, which includes multiple products in clinical trials; our protein engineering technologies; and our scientific capabilities.

Like any responsible board, we are receptive to opportunities to further enhance stockholder value.

Sincerely,

/s/ Faheem Hasnain

Teri Case
p.p.	Faheem Hasnain
President and Chief Executive Officer

cc: Michael Lytton
cc: Richard Brudnick

Forward-looking Statements

This press release contains forward-looking statements of Facet Biotech, including regarding Facet Biotech’s development programs or timelines, clinical trials, capabilities, strategies, plans, and objectives and other statements that are not historical facts. Each of these forward-looking statements involves risks and uncertainties. Actual results may differ materially from those, express or implied, in these forward-looking statements. Various factors may cause differences between current expectations and actual results, including that the clinical development of daclizumab may not progress as expected or at all. Other factors that may cause Facet Biotech’s actual results to differ materially from those expressed or implied in the forward-looking statements in this press release are discussed in Facet Biotech’s filings with the Securities and Exchange Commission (SEC), including the “Risk Factors” sections of the Company’s periodic reports on Form 10-K and Form 10-Q filed with the SEC. Copies of Facet Biotech’s filings with the SEC may be obtained at the “Investors” section of Facet Biotech’s website at www.facetbiotech.com. Facet Biotech expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in Facet Biotech’s expectations with regard thereto or any change in events, conditions or circumstances on which any such statements are based for any reason, except as required by law, even as new information becomes available or other events occur in the future. All forward-looking statements in this press release are qualified in their entirety by this cautionary statement.

About Facet Biotech

Facet Biotech is a biotechnology company dedicated to advancing its pipeline of five clinical-stage products and leveraging its research and development capabilities to identify and develop new oncology drugs. Facet Biotech Corporation launched in December 2008 as a spin-off from PDL BioPharma, Inc.

NOTE: Facet Biotech and the Facet Biotech logo are considered trademarks of Facet Biotech Corporation.